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     SCHEDULE OF COMPUTATION OF YIELD QUOTATION
             PRIME INCOME TRUST
          30 day as of September 30, 1995




                                     6
     YIELD = 2{ [ ((a-b)/c d) + 1] -1}



     WHERE:    a = Dividends and interest earned during the period

               b = Expenses accrued for the period

               c = The average daily number of shares outstanding
                   during the period that were entitled to receive dividends

               d = The maximum offering price per share on the last
                   day of the period


                                                                       6
     YIELD = 2{ [(( 3,778,566.07 - 666,843.60)/50,378,076.101 X 9.99)+1] -1}

           = 7.54%